EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 1.9%; EPS Increases to $34.12

MEMPHIS, Tenn., May 23, 2023 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $4.1 billion for its third quarter (12 weeks) ended May 6, 2023, an increase of 5.8% from the third quarter of fiscal 2022 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 1.9% for the quarter.

“I would like to congratulate and thank our entire organization for delivering solid earnings in our third fiscal quarter. The hard work of our AutoZoners and their dedication to providing superior customer service, again drove our quarterly performance. While weaker than expected sales for the month of March meaningfully affected our results this quarter, we are excited about our initiatives and believe we are well positioned for future growth,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

For the quarter, gross profit, as a percentage of sales, was 52.5%, an increase of 56 basis points versus the prior year. The increase in gross margin was impacted by a 42 basis point ($17 million) non-cash LIFO benefit, with the remaining leverage primarily from higher merchandise margins. Operating expenses, as a percentage of sales, were 31.5% versus last year at 31.6%.

Operating profit increased 9.3% to $858.5 million. Net income for the quarter increased 9.3% over the same period last year to $647.7 million, while diluted earnings per share increased 17.5% to $34.12 from $29.03 in the year-ago quarter.

Under its share repurchase program, AutoZone repurchased 356 thousand shares of its common stock for $908.2 million during the third quarter, at an average price of $2,551 per share. At the end of the third quarter, the Company had $843.6 million remaining under its current share repurchase authorization.

The Company’s inventory increased 7.4% over the same period last year, driven by inflation and its growth initiatives. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $215 thousand versus negative $216 thousand last year and negative $227 thousand last quarter.

During the quarter ended May 6, 2023, AutoZone opened 22 new stores in the U.S., six in Mexico and two in Brazil. As of May 6, 2023, the Company had 6,248 stores in the U.S., 713 in Mexico and 83 in Brazil for a total store count of 7,044.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in the majority of our stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

AutoZone will host a conference call this morning, Tuesday, May 23, 2023, beginning at 10:00 a.m. (ET) to discuss its third quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com and clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode AUTOZONE. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 48303 through June 6, 2023.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained herein constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather, including extreme temperatures, natural disasters and general weather conditions; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues; inflation, including wage inflation; the ability to hire, train and retain qualified employees; construction delays; failure or interruption of our information technology systems; issues relating to the confidentiality, integrity or availability of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges associated with doing business and expanding into international markets; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; impact of new accounting standards; our ability to execute our growth initiatives; and other business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the year ended August 27, 2022, and Part II, Item 1A, of our Quarterly Report on Form 10-Q for the quarterly period ended November 19, 2022. These Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. Events described above and in the “Risk Factors” could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 3rd Quarter Highlights - Fiscal 2023

Condensed Consolidated Statements of Operations
3rd Quarter, FY2023
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 6, 2023	May 7, 2022

Net sales	$4,090,541	$3,865,222
Cost of sales	1,944,415	1,858,808
Gross profit	2,146,126	2,006,414
Operating, SG&A expenses	1,287,645	1,220,744
Operating profit (EBIT)	858,481	785,670
Interest expense, net	74,313	41,888
Income before taxes	784,168	743,782
Income tax expense	136,445	151,211
Net income	$647,723	$592,571
Net income per share:
Basic	$35.22	$29.93
Diluted	$34.12	$29.03
Weighted average shares outstanding:
Basic	18,389	19,798
Diluted	18,983	20,414

Year-To-Date 3rd Quarter, FY2023
(in thousands, except per share data)
	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 6, 2023	May 7, 2022

Net sales	$11,766,591	$10,903,875
Cost of sales	5,695,840	5,187,075
Gross profit	6,070,751	5,716,800
Operating, SG&A expenses	3,819,261	3,549,885
Operating profit (EBIT)	2,251,490	2,166,915
Interest expense, net	197,645	127,642
Income before taxes	2,053,845	2,039,273
Income tax expense	390,260	419,712
Net income	$1,663,585	$1,619,561
Net income per share:
Basic	$88.96	$79.26
Diluted	$86.10	$76.90
Weighted average shares outstanding:
Basic	18,700	20,433
Diluted	19,322	21,060

Selected Balance Sheet Information
(in thousands)
	May 6, 2023	May 7, 2022	August 27, 2022

Cash and cash equivalents	$274,916	$263,044	$264,380
Merchandise inventories	5,703,688	5,313,114	5,638,004
Current assets	6,708,872	6,254,721	6,627,984
Property and equipment, net	5,334,023	4,971,626	5,170,419
Operating lease right-of-use assets	2,959,488	2,764,631	2,918,817
Total assets	15,597,922	14,520,565	15,275,043
Accounts payable	7,215,566	6,793,205	7,301,347
Current liabilities	8,464,947	8,064,076	8,588,393
Operating lease liabilities, less current portion	2,862,152	2,659,535	2,837,973
Total debt	7,340,484	6,057,444	6,122,092
Stockholders' deficit	(4,301,577)	(3,387,230)	(3,538,913)
Working capital	(1,756,075)	(1,809,355)	(1,960,409)

AutoZone's 3rd Quarter Highlights - Fiscal 2023

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)
	Trailing 4 Quarters
	May 6, 2023	May 7, 2022
Net income	$2,473,628	$2,405,332
Add: Interest expense	261,641	185,762
Income tax expense	620,035	619,851
EBIT	3,355,304	3,210,945

Add: Depreciation and amortization	479,945	431,004
Rent expense(1)	403,412	360,076
Share-based expense	83,943	67,109
EBITDAR	$4,322,604	$4,069,134

Debt	$7,340,484	$6,057,444
Financing lease liabilities	284,896	288,483
Add: Rent x 6(1)	2,420,472	2,160,456
Adjusted debt	$10,045,852	$8,506,383

Adjusted debt to EBITDAR	2.3	2.1

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	May 6, 2023	May 7, 2022
Net income	$2,473,628	$2,405,332
Adjustments:
Interest expense	261,641	185,762
Rent expense(1)	403,412	360,076
Tax effect(2)	(133,010)	(111,896)
Adjusted after-tax return	$3,005,671	$2,839,274

Average debt(3)	$6,578,133	$5,541,462
Average stockholders' deficit(3)	(3,849,963)	(2,442,077)
Add: Rent x 6(1)	2,420,472	2,160,456
Average financing lease liabilities(3)	296,772	268,111
Invested capital	$5,445,414	$5,527,952

Adjusted After-Tax ROIC	55.2%	51.4%

(1)The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended May 6, 2023 and May 7, 2022

	Trailing 4 Quarters
(in thousands)	May 6, 2023	May 7, 2022
Total lease cost, per ASC 842	$513,857	$451,601
Less: Financing lease interest and amortization	(81,871)	(65,128)
Less: Variable operating lease components, related to insurance and common area maintenance	(28,574)	(26,397)
Rent expense	$403,412	$360,076

(2)Effective tax rate over trailing four quarters ended May 6, 2023 and May 7, 2022 was 20.0% and 20.5%, respectively
(3)All averages are computed based on trailing five quarter balances

Other Selected Financial Information
(in thousands)
	May 6, 2023	May 7, 2022
Cumulative share repurchases ($ since fiscal 1998)	$32,806,437	$29,092,425
Remaining share repurchase authorization ($)	843,563	2,057,575

Cumulative share repurchases (shares since fiscal 1998)	153,629	152,035

Shares outstanding, end of quarter	18,225	19,576

	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 6, 2023	May 7, 2022	May 6, 2023	May 7, 2022

Depreciation and amortization	$116,123	$102,083	$339,087	$301,365

Cash flow from operations	724,715	843,368	1,872,776	1,983,114

Capital spending	171,207	161,207	430,441	369,350

AutoZone's 3rd Quarter Highlights - Fiscal 2023
Condensed Consolidated Statements of Operations
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 6, 2023		May 7, 2022		May 6, 2023	May 7, 2022
Domestic:
Beginning stores	6,226		6,091		6,168	6,051
Stores opened	22		24		80	65
Stores closed	-		-		-	(1)
Ending domestic stores	6,248		6,115		6,248	6,115

Relocated stores	1		4		5	8

Stores with commercial programs	5,526		5,276		5,526	5,276

Square footage (in thousands)	41,253		40,230		41,253	40,230

Mexico:
Beginning stores	707		669		703	664
Stores opened	6		4		10	9
Ending Mexico stores	713		673		713	673

Brazil:
Beginning stores	81		55		72	52
Stores opened	2		3		11	6
Ending Brazil stores	83		58		83	58

Total	7,044		6,846		7,044	6,846

Square footage (in thousands)	47,191		45,680		47,191	45,680
Square footage per store	6,699		6,673		6,699	6,673

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	May 6, 2023		May 7, 2022		May 6, 2023	May 7, 2022
Sales per average store	$571		$556		$2,421	$2,301
Sales per average square foot	$85		$83		$362	$346

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$4,016,692		$3,795,290		$16,811,885	$15,537,156
% Increase vs. LY	5.8%		5.7%		8.2%	10.8%

Domestic Commercial
Total domestic commercial sales	$1,110,476		$1,044,293		$4,541,729	$3,970,727
% Increase vs. LY	6.3%		26.0%		14.4%	26.5%

Average sales per program per week	$16.8		$16.6		$16.2	$14.7
% Increase vs. LY	1.2%		23.0%		10.2%	22.5%

All Other, including ALLDATA
All other sales	$73,849		$69,932		$303,061	$280,203
% Increase vs. LY	5.6%		15.1%		8.2%	18.0%

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 6, 2023		May 7, 2022		May 6, 2023	May 7, 2022
Domestic same store sales	1.9%		2.6%		4.2%	9.5%

Inventory Statistics (Total Stores)
	as of		as of
	May 6, 2023		May 7, 2022
Accounts payable/inventory	126.5%		127.9%

($ in thousands)
Inventory	$5,703,688		$5,313,114
Inventory per store	810		776
Net inventory (net of payables)	(1,511,878)		(1,480,091)
Net inventory/per store	(215)		(216)

	Trailing 5 Quarters
	May 6, 2023		May 7, 2022
Inventory turns	1.5	x	1.5	x